Exhibit 10.1
August 7, 2023

David Meek

Re:    Separation Agreement

Dear David:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Mirati Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation; Final Pay. In connection with a mutual separation, you hereby submit, and the Company accepts, your resignation as Chief Executive Officer of the Company, as a member of the Company’s Board of Directors (the “Board”) and as an officer, director and/or employee of (and any similar position with) any subsidiaries or affiliates of the Company, effective as of August 7, 2023 (the “Separation Date”), such that you will no longer hold such positions with or on behalf of the Company or any of its subsidiaries and affiliates. The resignations from your positions set forth above are not contingent or conditioned on the occurrence of any other events, and are effective regardless of whether this Agreement becomes effective in accordance with Section 8(e) below. On the Separation Date, the Company will pay you all accrued wages, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
2.Severance Benefits. If you timely sign and return this Agreement to the Company, allow the releases contained herein to become effective, remain available after your Separation Date to answer any questions from the Company regarding your previous job duties, and comply with all of your legal and contractual obligations to the Company, then the Company will provide you with the severance benefits (the “Severance Benefits”) to which you would be entitled upon an Involuntary Termination on the Separation Date pursuant to Section 2.1 of the Mirati Therapeutics, Inc. Executive Severance Plan effective as of November 6, 2022 (the “Severance Plan”). A schedule of your cash Severance Benefits and your equity awards that are eligible for acceleration under this paragraph has been separately provided to you. In addition, in the event the Company publicly announces the execution of a definitive agreement to consummate a Change in Control (as defined in the Severance Plan) within three months of the termination of the Consulting Period (as defined below), and such Change in Control is consummated within twelve months of the date of such public announcement, then in lieu of any additional compensation otherwise provided for in Section 2.2 of the Severance Plan, and provided that you sign and return to the Company an additional release in a form to be provided by the Company that is substantially consistent with the provisions of Sections 8 through 15 below and allow the releases contained therein become effective, then you shall receive a cash lump sum payment (the “Supplemental Payment”) in an amount equal to the sum of (i) the product of the number of restricted stock units forfeited as of the Separation Date (53,203 restricted stock units as illustrated in Column K of Exhibit A) and the per share merger consideration as defined within the definitive Change in Control agreement plus (ii) the in-the-money value of all outstanding options as of the Separation Date (as illustrated in Exhibit A), the value of which is calculated upon consummation of the Change in Control by taking the difference between the per share merger consideration as defined within the definitive agreement and the exercise price of each stock option, LESS the in-the-money value of any cashless exercise that occurred between the Separation Date and the consummation of such Change in Control. Such Supplemental Payment shall be payable to you in a lump sum, subject to applicable payroll deductions and tax withholdings, on the first regular payroll date of the Company following the closing of such Change in Control, provided that all required releases have become effective by their terms by such date.
3.Consulting Relationship. Although the Company has no obligation to do so, if you timely sign this Agreement, allow it to become effective, comply with your obligations under this Agreement, then the Company agrees to retain you, and you agree to provide consulting services for the Company, under the following terms and conditions (the “Consulting Relationship”):
(a)Consulting Period. The Consulting Relationship will be deemed to have commenced on the Separation Date and will continue until October 15, 2023 unless the Consulting Relationship has already been terminated earlier pursuant to Section 3(g) below (the “Consulting Period”).
(b)Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice and counseling as requested by the Board, and completing other assignments as requested (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.
(c)Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.
(d)Consideration for Consulting Services. As sole consideration for the Consulting Services during the Consulting Period, the Company will extend the period during which you may exercise your outstanding stock options to the date that is ninety (90) days following the termination of the Consulting Period. Notwithstanding the fact that your Consulting Services provided during the Consulting Period would constitute Continuous Service (as defined in the Company’s 2022 Equity Incentive Plan), you acknowledge and agree that, effective as of your Separation Date, you shall cease vesting as to any unvested portion of your equity awards granted to you by the Company. Any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall cease to be “incentive stock options” upon the three month anniversary of the Separation Date.  Except as otherwise contemplated by this Section 3(d), your rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the applicable equity incentive plan of the Company under which your award was granted and your applicable grant documents (the “Equity Documents”). All terms, conditions and limitations applicable to such equity awards will continue to be subject to the applicable Equity Documents.
(e)Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Board. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Board, in writing, to do so.
(f)Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course and scope of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in and to all inventions, techniques, processes, materials, and other intellectual property developed in the course and scope of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under your previously executed PIIAA (as defined below). Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(g)Early Termination of Consulting Period. If, during the Consulting Period, you materially breach this Agreement (including any material breach of any of the representations, warranties or commitments made by you in this Agreement) or your continuing obligations owed to the Company (including but not limited to those in the PIIAA), the Company has the right to immediately terminate the Consulting Period upon written notice to you.
(h)Other Work Activities / Representations. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business, or interfere with your continuing obligations owed to the Company. In the event that it is unclear to you whether a particular activity would breach this commitment, you agree to contact the Board to seek clarification. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business.
4.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the

Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration, or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
5.Expense Reimbursements. You agree that, within ten (10) business days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company also agrees to reimburse you up to $25,000 to cover your reasonable legal fees incurred in connection with this Agreement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.Return of Company Property. You represent and acknowledge that promptly following the Separation Date you will return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, any computer, mobile phone, iPad or projector), credit cards, entry cards, identification badges, and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof), including, but not limited to, information regarding contacts with the Company’s customers and vendors. You represent that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.
7.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
8.Release of Claims.
(a)General Release. In exchange for the consideration provided to you under this Agreement, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law (such as claims for vested right you may have under the express terms of a written ERISA-qualified benefit plan, or claims for unemployment benefits or workers compensation); and (iii) any claims for breach of this Agreement.
(d)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).
(e)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier), and you agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period; (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
9.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
10.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
11.Continuing Obligations; Inside Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Invention Assignment Agreement (the “PIIAA”), attached hereto as Exhibit B, which is incorporated herein by reference, and agree to abide by those continuing obligations. You acknowledge your continuing obligations under the Company’s Policy Against Trading on the Basis of Inside Information, a copy of which will be sent to you.
12.Mutual Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner which is false, disparaging, negative or derogatory, or likely to be harmful to its or their business, business reputation, or personal reputation, including, but not limited to, through any postings via the internet, such as postings on LinkedIn, www.cafepharma.com or other social media; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company will instruct members of the Board and executive officers of the Company not to disparage you in any manner which is false, disparaging, negative or derogatory, or likely to be harmful to your business reputation or personal reputation, including, but not limited to, through any postings via the internet, such as postings on LinkedIn, www.cafepharma.com or other social media; provided that the Company will instruct such individuals that they may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.
13.References. If contacted by an actual or prospective employer, the Company will only provide the dates of your former employment and the last position/title held by you.
14.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.No Actions Pending. You represent that you have not filed, or cause to be filed, and are not aware of any pending lawsuit, claim, or complaint brought on behalf of yourself or asserting claims involving you in which you have an interest against the Company, any affiliated company, subsidiary or business unit in any state or federal court, or with any administrative agency or tribunal.
16.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN

Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.
We wish you the best in your future endeavors.
Sincerely,

Mirati Therapeutics, Inc.
By:/s/ Faheem Hasnain
Faheem Hasnain
Chairman of the Board

Exhibit A – Restricted Stock Units
Exhibit B – Employee Proprietary Information and Invention Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ David Meek
David Meek

August 7, 2023
Date

Exhibit A
Restricted Stock Units

A	B	C	D	E	F	G	H	I	J	K
Grant Date	Grant Type	Award Number	Total Shares Granted	Price	Shares Vested as of 8/8/2023	Shares Unvested as of 8/8/2023	Shares Accelerated as of 8/8/2023	Options Cancelled as of 8/8/2023	PSUs Cancelled as of 8/8/2023	RSUs Cancelled as of 8/8/2023
1/20/2023	ISO	019672	2,193	$45.66	0	2,193	2	2,191
1/20/2023	NQ	019673	149,040	$45.66	0	149,040	94,519	54,521
1/20/2023	RSU	019657	89,379	$0.00	0	89,379	44,690			44,689
7/15/2022*	PSU	017708	50,900	$0.00	0	50,900	0		50,900
1/14/2022	ISO	015567	3,216	$124.31	804	2,412	1,608	804
1/14/2022	NQ	015568	53,217	$124.31	20,359	32,858	26,608	6,250
1/14/2022	RSU	016016	34,057	$0.00	8,515	25,542	17,028			8,514
12/6/2021	PSU	014182	35,425	$0.00	11,809	23,616	23,616
9/22/2021	NQ	013980	150,300	$167.10	68,888	81,412	75,150	6,262

TOTALS			567,727		110,375	457,352	283,221	70,028	50,900	53,203
*PSU not time-based vesting therefore no acceleration

Exhibit B
Employee Proprietary Information and Invention Assignment Agreement